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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                    MERGING

                                DRIL-QUIP, INC.
                             (A TEXAS CORPORATION)

                                 WITH AND INTO

                                DRIL-QUIP, INC.
                            (A DELAWARE CORPORATION)

                            DATED: OCTOBER 13, 1997
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



          THIS AGREEMENT is executed as of October 13, 1997 by and between Dril-Quip, Inc., a Texas corporation (the "Merging Corporation") and Dril-Quip, Inc., a Delaware corporation (the "Surviving Corporation"), which corporations are hereinafter sometimes referred to collectively as the "Constituent Corporations."

                                   ARTICLE 1
                                    RECITALS

          Section 1.1. Organization of the Parties. The Merging Corporation is a corporation duly organized and existing under the laws of Texas. The Surviving Corporation is a corporation duly organized and existing under the laws of Delaware.

          Section 1.2. Merging Corporation's Capital Stock. The Merging Corporation has authorized capital stock consisting of 15,000,000 shares of common stock, $0.01 par value per share, of which 14,370,000 shares are now duly issued and outstanding.

          Section 1.3. Surviving Corporation's Capital Stock. The Surviving Corporation has authorized capital stock consisting of 50,000,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are now duly issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are now issued and outstanding. All issued and outstanding shares of capital stock of the Surviving Corporation are owned by the Merging Corporation.

          Section 1.4. Desire to Merge. The Merging Corporation and the Surviving Corporation desire to effect a statutory merger of the Merging Corporation with and into the Surviving Corporation in the manner herein set forth, and the Board of Directors of the signatories hereto have duly adopted resolutions by written consent approving this Agreement and Plan of Merger (this "Agreement").

          In consideration of the premises, and the mutual covenants and agreements herein contained, it is hereby agreed by and among the parties hereto that the Merging Corporation shall be merged with and into the Surviving Corporation in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL") and the Texas Business Corporation Act, as amended (the "TBCA") and upon the following terms and conditions:
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                                   ARTICLE 2
                           PARTIES TO PROPOSED MERGER

          Section 2.1. The Merging Corporation. The name of the corporation proposing to merge into the Surviving Corporation is Dril-Quip, Inc., a Texas corporation.

          Section 2.2. The Surviving Corporation. The name of the corporation into which the Merging Corporation proposes to merge is Dril-Quip, Inc., a Delaware corporation.

                                   ARTICLE 3
                    TERMS AND CONDITIONS OF PROPOSED MERGER
                      AND MODE OF CARRYING IT INTO EFFECT

          Section 3.1. General. At the Effective Time of the Merger (as hereinafter defined and subject to the satisfaction of the conditions and agreements set forth in Articles 5 and 6 hereto): (a) the Merging Corporation shall merge into the Surviving Corporation, which shall survive the merger and continue to be a Delaware corporation; (b) the Common Stock of the Surviving Corporation outstanding at the Effective Time of the Merger shall be and remain Common Stock of the Surviving Corporation in accordance with its terms; and (c) the separate existence of the Merging Corporation shall cease.

          Section 3.2. Effective Time of the Merger. The "Effective Time" of the Merger with respect to the merger contemplated by this Agreement shall be such time as the Secretary of State of the State of Texas has issued the certificate of merger with respect to the Articles of Merger and the Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware.

          Section 3.3. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation as in effect at the Effective Time will continue in full force until amended as provided in that certificate or as provided by law.

          Section 3.4. Bylaws. The bylaws of the Surviving Corporation as in effect at the Effective Time will continue in full force until amended as provided in those bylaws or as provided by law.

          Section 3.5. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of the Surviving Corporation at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Surviving Corporation at the Effective Time shall be the officers of the Surviving Corporation.

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                                   ARTICLE 4
                         MANNER AND BASIS OF CONVERTING
                        THE MERGING CORPORATION'S SHARES

          Section 4.1. Conversion of Shares. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of the stock:

               (a) each share of the capital stock of the Merging Corporation that is held by the Merging Corporation or any subsidiary thereof as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (b) subject to Section 4.3, each share of common stock of the Merging Corporation outstanding immediately prior to the Effective Time (other than shares referred to in clause (a)) shall be converted into the right to receive one share of the common stock, par value $0.01 per share, of the Surviving Corporation (the "Merger Consideration");

               (c) each share of common stock of the Surviving Corporation outstanding immediately prior to the Effective Time (all of which are owned by the Merging Corporation) shall be canceled, and no payment shall be made with respect thereto; and

          Section 4.2.  Surrender and Exchange of Shares.

               (a) Promptly after the Effective Time, each certificate representing shares of common stock of the Merging Corporation, other than those held by Dissenting Shareholders (as defined in Section 4.3), will thereafter represent a number of shares of common stock of the Surviving Corporation equal to the number of shares specified on the certificate, and will be exchanged for a new certificate upon presentation to the transfer agent.

               (b) Until surrendered in accordance with the terms hereof, each certificate for shares of common stock of the Merging Corporation shall after the Effective Time represent for all purposes only the right to receive the Merger Consideration. Unless and until so surrendered, no dividends or other distributions payable to the holders of common stock of the Surviving Corporation, as to any time at or after the Effective Time, will be paid to the holder of such outstanding certificates.

               (c) If any portion of the Merger Consideration is to be issued to a person other than the registered holder of the shares of the common stock of the Merging Corporation represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that any certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Surviving Corporation any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such

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     shares of the common stock of the Merging Corporation or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

               (d) From and after the Effective Time, there shall be no further registration of transfers on the books of the Merging Corporation of shares of common stock of the Merging Corporation that were outstanding immediately prior to the Effective Time.

          Section 4.3. Dissenting Shares. Notwithstanding Section 4.1, shares of the common stock of the Merging Corporation outstanding immediately prior to the Effective Time and held by a holder who makes a written demand for the payment of the fair value of such holder's shares in the manner provided under the DGCL or TBCA (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration, unless such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of the common stock of the Merging Corporation under the DGCL or TBCA. If, after the Effective Time, such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of the common stock of the Merging Corporation under the DGCL or TBCA, such shares of the common stock of the Merging Corporation shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Merging Corporation shall give the Surviving Corporation prompt notice of any objections or demands received by the Merging Corporation from any shareholder exercising his right to dissent, and, prior to the Effective Time, the Surviving Corporation shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Time, the Merging Corporation shall not, except with the prior written consent of the Surviving Corporation, make any payment with respect to, or settle or offer or agree to settle, any such demands.

                                   ARTICLE 5
                           APPROVALS AND TERMINATION

          Section 5.1. Corporate Approvals. Pursuant to Article 5.03 of the TBCA, this Agreement and related matters shall be submitted to the shareholders of the Merging Corporation to vote or consent with respect thereto.

          Section 5.2. Termination. At any time prior to the Effective Time of the Merger, this Agreement may be terminated and abandoned by the Merging Corporation by appropriate resolution of its Board of Directors. In the event of such termination and abandonment, this Agreement shall become void and neither the Merging Corporation nor the Surviving Corporation or their respective shareholders, directors or officers may be held liable in respect to such termination or abandonment.

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                                   ARTICLE 6
                                 MISCELLANEOUS

          Section 6.1. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Corporation the title to any property or right of the Merging Corporation or otherwise to carry out the purposes of this Agreement, the proper officers, directors or representatives of the Merging Corporation shall execute and make all such proper assignments or assurances and take such other actions. The proper officers, directors or representatives of the Surviving Corporation are hereby authorized in the name of the Merging Corporation, or otherwise, to take any and all such action.

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          EXECUTED as of the date first above written.

                                    DRIL-QUIP, INC.
                                    (a Texas corporation)



                                    By:/s/ Gary D. Smith
                                       -----------------
                                    Name:     Gary D. Smith
                                    Title:    Executive Vice President



                                    DRIL-QUIP, INC.
                                    (a Delaware corporation)



                                    By:/s/ Gary D. Smith
                                       -----------------
                                    Name:     Gary D. Smith
                                    Title:    Co-Chairman of the Board

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